Exhibit 99.1

[LETTERHEAD OF RENTECH, INC.]

For Immediate Release
April 12, 2006

Rentech, Inc. Announces Pricing of its Concurrent Public Offerings of 16 Million Shares of Common Stock and $50 Million of Convertible Senior Notes

Denver, Colorado—Rentech, Inc. (AMEX:RTK) announced today the pricing of its concurrent public offerings of 16 million shares of common stock and $50 million aggregate principal amount of convertible senior notes due 2013.

The Company has agreed to sell the shares of common stock at a public offering price of $3.40 per share. Rentech also has granted the underwriters a 30-day option to purchase up to an additional 2.4 million shares of common stock to cover over-allotments.

Concurrently with its agreement to sell common stock, the Company has agreed to sell $50 million aggregate principal amount of its 4.0% convertible senior notes due 2013. The Company has also granted the underwriters a 30-day option to purchase up to an additional $7.5 million of notes to cover over-allotments. The notes will be convertible by holders into shares of the Company's common stock upon the satisfaction of certain conditions at an initial conversion rate of approximately 249.25 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain circumstances), which represents an initial conversion price of approximately $4.01 per share.

The consummation of the common stock offering and the convertible senior notes offerings are conditioned on one another. The Company expects to close the offerings on or about April 18, 2006, subject to the satisfaction of closing conditions.

Credit Suisse Securities (USA) LLC is acting as book-running manager, and Canaccord Adams, Inc. and Merriman Curhan Ford & Co. are acting as co-managers for both offerings. Pritchard Capital Partners, LLC is also acting as a co-manager of the common stock offering. Information about each of the offerings is available in the prospectus supplements and the accompanying prospectus for the offerings filed with the Securities and Exchange Commission. Copies of the prospectuses relating to the offerings may be obtained from the prospectus department of Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, New York 10010, 212-325-2580.

The net proceeds from the offerings are expected to be approximately $96.4 million or $111.2 million if the underwriters exercise both of their over-allotment options in full, after deducting the underwriting discounts and commissions and the estimated offering expenses. The Company intends to use the net proceeds from the offerings to finance the purchase price of its pending acquisition of Royster-Clark Nitrogen, Inc., or RCN, which owns and operates a natural gas-fed nitrogen fertilizer plant in East Dubuque, Illinois, to fund working capital at RCN and for general corporate purposes, which may include some of the initial development costs for the conversion of the East Dubuque facility to use coal as feedstock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the registration statement.

About Rentech, Inc.

Rentech was incorporated in 1981 to develop technologies that transform under-utilized energy resources into valuable and clean alternative fuels, chemicals and power. The Company has developed an advanced derivative of the well-established Fischer-Tropsch, or FT, process for manufacturing ultra-clean diesel fuel and other fuel products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company's proposed offering of common stock and convertible senior notes, as well as the Company's plans for the use of proceeds of the offering. These statements are based on management's current expectations and actual results may differ materially as a result of various risks and uncertainties, including those set forth in the Company's prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech's web site at www.rentechinc.com. The forward-looking statements in this press release are made as of April 12, 2006, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company's website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.